EXHIBIT 99.5




Portions of this  Exhibit have been omitted and  confidentially  and  separately
filed  with  the  Securities  and  Exchange   Commission   with  a  Request  for
Confidential Treatment.




The omitted portions are marked by opened and closed brackets as follows: [ * ]


              STRATEGIC ALLIANCE AND SOFTWARE LICENSE AGREEMENT

     THIS STRATEGIC ALLIANCE AND SOFTWARE LICENSE AGREEMENT (the "Agreement") is entered into as of this 16th day of February, 1999, by and among Top Source Instruments, Inc. ("TSI") and Staveley Services, North America, CTC Analytical Services, Inc. and Conam Inspection, Inc. (collectively "CTC").

         WHEREAS, the Company assembles, markets and sells a proprietary on-site oil analysis instrument known as the OSA-II which is capable of analyzing used petroleum products and lubrication fluids, both as part of an oil analysis laboratory process and directly at the site of end users;

        WHEREAS, CTC is engaged in the business of supplying traditional oil analysis laboratory services; and

         WHEREAS, CTC wishes to acquire or lease certain OSA-II units for usage within CTC's oil analysis laboratories and for establishing one or more Mini-Labs, as defined, and to market and sell OSA-IIs to their customers in various industrial and other markets as provided by this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

         1. Appointment as Exclusive Marketing and Sales Representative. TSI appoints CTC as its exclusive marketing and sales representative to sell and lease OSA-II to customers which comprise the [ * ]. As used in this Agreement, the term " [ * ] " shall mean customers engaged in the following lines of business in the United States:

o        [ * ]
o        [ * ]
o        [ * ]
o        [ * ]
o        [ * ]
o        [ * ]
o        [ * ]
o        [ * ]

[ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.


         2. Minimum Sales Requirements. In order to maintain the exclusive marketing and sales rights provided by this Agreement for the [ * ] , CTC must sell and/or lease a minimum of [ * ] to customers in the Industrial Market during the [ * ] period ending on [ * ] . Thereafter, CTC must sell and/or lease a minimum of [ * ] to customers in [ * ] during each previous [ * ] period measured by the last day of a particular calendar month commencing [ * ] . If at the end of any calendar month thereafter, CTC has not sold and/or leased * OSA-IIs during the previous [* ] months, its right to market and sale OSA-IIs to the [ * ] shall become non-exclusive.

         3. Marketing and Sale to Selected CTC Customers. In addition to the exclusive right to market and sell to the [ * ] as provided above, CTC shall have the exclusive rights to market and sell OSA-IIs to its customers provided on Schedule 3 of this Agreement (the "Schedule 3 Customers") subject to the following limitations. CTC must schedule appointments among CTC and TSI sales representatives and persons with decision making authority of each of the
Schedule 3 Customers within [ * ] from the date of this Agreement. To the extent that CTC has scheduled such appointments, it shall retain such exclusive authority for such Schedule 3 Customers. To the extent that it fails to do so, it shall lose the exclusive right to sell and market OSA-IIs to such Schedule 3 Customers. Subject to losing the foregoing exclusive marketing and sales rights as provided above, CTC shall maintain such exclusive rights for all Schedule 3 Customers until the later of (i) [ * ] from the date of this Agreement, or (ii) [ * ] during which any enumerated Schedule 3 Customer purchases and/or leases no OSA-II units in which event the exclusive rights shall lapse only for applicable
Schedule 3 Customers.

         4. Payment of Sales Commissions. For all sales and leases of OSA-IIs to customers in the [ * ] and to Schedule 3 Customers, TSI shall pay to CTC a commission equal to [ * ] of the net sales price or [ * ] of the net lease proceeds (both excluding taxes, shipping, installation and training charges). All payments of commissions and fees due CTC under Section 11 hereof shall be made to CTC on [ * ] following receipt of payment by TSI.

         5. Sale of OSA-IIs to CTC. In addition to the marketing and sales rights granted to CTC by this Agreement, TSI shall sell to CTC for their exclusive use, a minimum of [* ] OSA-IIs on or before [ * ] and such additional number of OSA-IIs as may be ordered from time-to-time by CTC pursuant to purchase orders on the form contained on Schedule 5 to this Agreement provided CTC determines the units are commercially advantageous to CTC. The parties understand that CTC will purchase the units provided that 1) [ * ]
                                                                 [ * ]
                                                                [ * ].

         6. Selling Price. For all OSA-IIs sold directly by TSI to CTC pursuant to this Agreement, CTC shall pay TSI its list price as such price may change from time to time. For the first [ * ] basic OSA-IIs units, the list price is $69,900 per instrument. No portion of this sum shall

[ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

be refundable. CTC acknowledges that changes to the basic OSA-II unit will result in additional charges. All OSA-IIs will be shipped to sites selected by CTC F.O.B. Atlanta, Georgia, and payment will be due to TSI within 30 days from the date of shipment. TSI warrants that the list price to be paid by CTC less any credits issued to CTC under Section 11 of this Agreement will be no greater than the most discounted price offered by TSI to others not a party of this Agreement (excluding distributors or others which purchase units for resale) for similar units. This warranty shall not be retroactive to cover units that have been shipped by TSI.

         7. Test of OSA-IIs; Option to Terminate Agreement. As soon as practicable following the date of this Agreement, TSI shall ship at its cost an OSA-II unit to CTC's laboratory located in Atlanta, Georgia. For a period of 60 days following receipt of the OSA-II, CTC may evaluate the instrument for technical performance in the CTC laboratories. During the 60-day trial period, CTC may give notice to TSI that it wishes to discontinue the test and terminate this Agreement in which case all of CTC's obligations to purchase OSA-IIs and market and sell OSA-IIs shall be terminated and all of the benefits provided to CTC including the exclusive right to market and sell shall be null and void. In such case, CTC at its cost shall return to TSI's offices in Atlanta the OSA-II it was testing and TSI shall return to CTC at TSI's cost, to a location to be determined by CTC, the OSA-I instrument previously returned by CTC. Notwithstanding the fact that CTC shall have no obligation to pay for the unit it is testing unless and until it takes delivery of the five units (of which the test unit shall be one unit). Additionally, within [* ] days of receipt CTC shall pay TSI for all consumables sent by TSI to CTC for the purpose of providing oil analysis services with the OSA-II. Such payments shall be due notwithstanding termination of this Agreement.

         8. Sale and Marketing of OSA-IIs Outside the United States.

                  (a) For a period of [ * ] months following execution of this Agreement, unless terminated as provided by this Agreement, CTC may purchase OSA-IIs from TSI at the prices provided by this Agreement for delivery to its laboratories outside the United States.

                  (b)      [ * ]

                           [ * ]

                           [ * ]


                  (c) TSI and CTC shall act together to attempt to find ways to market and sell the OSA-IIs outside of the United States.

[ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARTELY WITH THE COMMISSION.

         9. Establishment of Mini-Labs. TSI grants to CTC the exclusive right (subject to Section 10) to operate Mini-Labs, as defined, in the United States using the OSA-II as provided below. As used in this Agreement, the phrase "Mini-Labs" means an oil analysis laboratory owned or leased by CTC and operated with CTC employees which performs oil analysis for multiple customers using only the OSA-II as its primary oil analysis instrument.

                  (a) The OSA-IIs to be utilized by CTC will be purchased by it at the same cost provided in Section 6 of this Agreement.

                  (b) The exclusive rights granted to CTC are subject to it opening [ * ] Mini-Lab within [ * ] from the date of this Agreement and [ * ] thereafter over the next [ * ] . In order to maintain this exclusive right, each of these Mini-Labs shall be open for business at least 40 hours per week and CTC shall be exercising its best efforts to market and advertise the availability of such Mini-Labs to potential customers.

         10. Exceptions to Exclusive Rights. In addition to the provisions contained in this Agreement relating to exclusivity, CTC's exclusive rights do not preclude TSI or its affiliates from entering into agreements to market and sell OSA-IIs and operate Mini-Labs with [ * ] [ * ] or their affiliates or entering into any joint venture or strategic alliance with any of the [* ] foregoing corporations or their affiliates. CTC shall have no right to or interest in any of the foregoing potential transactions.

         11.               [ * ]

                           [ * ]

                           [ * ]

                           [ * ]

                           [ * ]

                           [ * ]




[ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.


         12. Duties and Responsibilities. In addition to any duties and responsibilities set forth in other parts of this Agreement, the following duties and responsibilities shall apply to TSI and CTC, as appropriate.

(a)      Duties and Responsibilities of TSI.

                           (1) TSI SHALL ASSEMBLE AND SHIP OSA-IIS TO CTC AND TO
                  CTC'S CUSTOMERS WHICH SHALL CONFORM TO THE SPECIFICATIONS OF TSI'S WRITTEN PROPOSAL OR QUOTATION DOCUMENT TO THE CTC CUSTOMERS. THE OSA-IIS SHALL EACH BE FREE FROM DEFECTS IN WORKMANSHIP AND MATERIAL FOR A PERIOD OF [ * ] MONTHS FOLLOWING RECEIPT OF THE OSA-II BY CTC OR ITS CUSTOMERS, AS APPLICABLE (THE "WARRANTY"). EXCEPT AS PROVIDED IN THIS
                  SECTION 12(A), TSI EXPRESSLY DISCLAIMS ANY AND MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, CONCERNING THE OSA-II INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. COMPONENTS MANUFACTURED BY OTHERS SHALL BEAR THE WARRANTY, IF ANY, OF THE MANUFACTURER.

                  UNDER THE LIMITED WARRANTY, TSI'S SOLE OBLIGATION, AND CTC'S AND ITS CUSTOMERS' SOLE REMEDY, IS, AT TSI'S OPTION, TO REPAIR OR REPLACE THE UNIT OR REFUND AN AMOUNT NOT GREATER THAN THE PRICE PAID. TSI'S LIMITED WARRANTY IS LIMITED TO THE ORIGINAL PURCHASER AND/OR INSTALLATION SITE AND IS NON-TRANSFERABLE.

                  The following are not covered under TSI's limited Warranty:

o Any failures caused by modification to the OSA-II after TSI's completion of installation, unless the customer first obtains TSI's written authorization prior to any modification, or by parts not authorized by or supplied by TSI.

o Any repair or service if the TSI serial number is removed or missing from the OSA-IIs, or if the OSA-IIs have been serviced, repaired or modified in any manner by CTC or any other person without TSI's prior written consent.

o Any repair or service if the OSA-IIs fail to be properly maintained or fail to function properly as a result of damage or unreasonable use including, but not limited to, misuse, abuse, improper installation by the customer's negligence, improper shipping by carrier, damage caused by the customer's improper electrical hook ups, and software problems caused by non-TSI systems.

o Repairs resulting from damage from the environment and other matters beyond the control of TSI including, but not limited to, airborne fallout, acts of war, chemicals, disasters such as fire, flood, hurricanes, tornadoes, lightning, etc.

o                 Repairs  resulting  from  lack  of  required   maintenance  as
                  described in the TSI Operations Manual. Proof of maintenance may be required.

o Any hardware or software failure of any OSA-II used for a purpose outside its intended function as specified in the TSI Operations Manual, or if repaired/modified for any reason by persons other than TSI authorized service personnel, including CTC, unless TSI first grants its written consent.

                  No modification of the limited Warranty in this Section 12(a)(1) shall be binding on TSI unless approved in writing and signed by a duly authorized officer of TSI. TSI reserves the right at its option to perform Warranty services either on site or on a return basis to its factory. CTC and its customers shall bear any expense of returning a product to the TSI factory F.O.B. destination. If TSI determines that a defect is covered by this Warranty, CTC or its customers shall be reimbursed for its reasonable expenses in returning the OSA-IIs pursuant to this Warranty.

                           (2)  TSI  shall   supply   CTC  with  its   marketing
                  literature and forms of agreement in both paper and electronic media format.

                           (3) TSI shall review all marketing material and other
                  product literature submitted by CTC and provide its approval or its objections within 10 business days of receipt.

                           (4) TSI shall  accept or reject for any reason in its
                  sole discretion all offers to purchase or lease OSA-IIs from customers of CTC, and TSI shall have no duty to accept any offers to purchase or lease OSA-IIs except pursuant to the terms and conditions specified by and agreed upon by TSI.

                           (5)  TSI  shall,   within  10  business   days  after
                  accepting an offer to purchase or lease OSAs, supply CTC with written information concerning such sale or lease.

                           (6) Unless  CTC has lost its  exclusive  rights,  TSI
                  shall not accept offers to purchase OSA-IIs submitted by customers or sales agents for customers within the Industrial Market and the Schedule 3 Customers. TSI shall promptly refer all oral and written inquiries from such customers to CTC.

                  (b)      Duties and Responsibilities of CTC.

                           (1) CTC shall use its best  efforts  and will in good
                  faith attempt to market and sell OSA-IIs within the [ * ] and elsewhere as provided by this Agreement. CTC acknowledges that the OSA-IIs may be deemed to compete directly with the services provided by CTC's laboratories and, as a result, TSI is relying upon CTC to utilize such best efforts and not as a method of preventing competition.

                           (2) CTC shall  prepare  marketing  materials  for the
                  sale of OSA-IIs as CTC deems required with Top Source approval.

                           (3) CTC shall utilize TSI's  standard  sales or lease
                  and software license agreements. CTC shall have no authority to and shall not modify the standard sales and leasing agreements provided by TSI or enter into any oral agreement concerning the sale or leasing of any OSA-II without the express written authority of an officer of TSI.

                           (4) CTC is acting as a sales  agent and it shall have
                  no authority to accept any offers to purchase or lease OSA-IIs from its customers or to execute TSI's standard agreements.

                           (5) All marketing materials whether in written, video, audio or electronic media, and the use of all TSI trademarks and servicemarks shall be subject to the prior written approval of an officer of TSI.

                           (6) CTC  shall  pay all  license  fees,  sales,  use,
                  service, occupation, service occupation, personal property and excise taxes and any other fees, assessments or taxes which may be assessed or levied by any national, state or local government, and any departments or subdivisions thereof against the OSA-IIs and the consumables purchased by CTC, sold and leased by CTC, or under CTC's direct or indirect control.

(c) TSI and CTC shall each comply with all applicable laws, rules and regulations including those relating to the environment and the Foreign Corrupt Practices Act, as amended.

     13. Records. On or before the 20TH day of each month, TSI shall supply CTC with a written record of transactions for the prior month containing such detail as CTC shall reasonably request concerning TSI's receipts from the sale and lease of OSA-IIs, [ * ] [ * ] with appropriate credits for returns, taxes and other credits given to customers. TSI shall also provide CTC at such times with a record [ * ] . Not more than one time per calendar year, CTC may engage any firm of independent auditors it selects to review all of TSI's books and records of account (subject to receipt of customary confidentiality agreements) for the purpose of ensuring that the reports rendered to CTC concerning receipt from the sale and leasing of the OSA-IIs, [ * ] are true and


*CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

correct. The cost of any such investigation and report of the independent auditors shall be borne by CTC unless the report of the auditors determines that TSI under reported revenue due to CTC by more than 10%. In such event, the cost of the investigation and report shall be borne by TSI and shall be paid to CTC.

         14. License. TSI grants to CTC a non-exclusive license to use the OSA-IIs including its proprietary technology and software solely for the purpose of utilization as an oil analysis instrument. The OSA-IIs shall be used solely at CTC's locations designated on each applicable purchase order. The OSA-IIs shall be used with due care solely in accordance with any operating manual or other instructions (including any site specifications and maintenance procedures) provided by TSI and solely for the purposes of testing and analyzing used petroleum products and lubrication fluids (excluding lubrication fluids for airplanes). Notwithstanding the fact that TSI may sell OSA-IIs to CTC, TSI shall remain the owner of all Confidential Information, as defined, and other proprietary technology incorporated therein (except to the extent that TSI is a licensee thereof) and CTC shall not acquire any beneficial ownership in any improvements or modifications in the OSA-IIs under any circumstances.

         15. Sublicenses. Certain components and proprietary technology of the OSA-II licensed hereunder may constitute a sublicense by TSI from a third party owner, developer or manufacturer. CTC agrees to take such actions and execute such documents as TSI reasonably may request on behalf of such third party in connection with such sublicense.

         16. Assignment. CTC may not assign, transfer, pledge, sublicense or sublease the OSA-IIs (including any software incorporated therein) or any right, interest or license it may have pursuant to this Agreement without the prior written consent of an officer of TSI.

         17. Confidential Information. The terms and conditions of the Confidentiality, Non-Circumvention and Non-Compete Agreement (the "Confidentiality Agreement") entered into as of January 25, 1999 by and among Top Source Instruments, Inc., Staveley Services, North America, CTC Analytical Services, Inc. and Conam Inspection, Inc. shall remain in effect at all times following execution of this Agreement. Any references in this Agreement to this phrase "Confidential Information" shall refer to the definition contained in such Confidentiality Agreement.

         18.      Consequential Damages and Exclusive Remedies.

(a) TSI SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES TO CTC OR ITS CUSTOMERS FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR COLLATERAL DAMAGES OF ANY NATURE WHATSOEVER IN CONNECTION WITH THE OSA-II (INCLUDING THE LEASE, LICENSE, DELIVERY, INSTALLATION AND USE THEREOF), THE SERVICES AND FUNCTIONS PERFORMED (OR FAILED TO BE PERFORMED) THEREBY, THE DESIGN THEREOF, WHETHER BY REASON OF IMPERFECTION OR DEFECT IN THE OSA-II OR IN THE PERFORMANCE OF TEST RESULTS THEREOF, BREACH OF THIS AGREEMENT BY TSI OR OTHERWISE, WHETHER SUCH CLAIM IS BASED ON TORT, CONTRACT, STATUTE, RULE OR REGULATION.

                  (b) IF TSI CANNOT CAUSE THE OSA-IIS TO PERFORM IN ACCORDANCE WITH ACCEPTANCE TEST SPECIFICATIONS WITHIN THE SCOPE OF ITS RESPONSIBILITIES HEREUNDER, THEN CTC's SOLE RECOURSE AND REMEDY SHALL BE FOR TSI, AT ITS SOLE ELECTION, TO REPLACE THE OSA-II WITH AN OSA-II WHICH SO PERFORMS OR TO REFUND TO CTC ANY PAYMENT MADE PURSUANT TO
         SECTION 6 FOR ANY NON-PERFORMING OSA-II .

         19. Operating Requirements. CTC (for and on behalf of itself and its officers, employees, agents and representatives) agrees:
                  (a) Not to unpack, break the seal on or open any boxes or containers shipped to it by TSI without the direct supervision of TSI (or persons designated by TSI). CTC further shall not open the cabinet, covers, inspection doors or other enclosure containing the components of the OSA-II, attempt any repair, adjustment or modification of the OSA-II, except as authorized by TSI, disassemble, decompile, reverse engineer, interrogate, decode or otherwise tamper with the OSA-II or any software related thereto (or attempt to derive any source code or algorithms from such software);

                  (b) Not to move or relocate the OSA-II from the site of original installation;

                  (c) Not to remove, alter or obscure any markings or labels which are affixed to the OSA-II at the time of installation or subsequently placed thereon by TSI;

                  (d) To ensure that any person who operates the OSA-II has been trained by TSI (or persons designated by TSI);

                  (e) To allow TSI and its agents, representatives and employees reasonable access to CTC's facilities to inspect the OSA-IIs upon reasonable notice from TSI;

                  (f) To properly dispose of all fluids and solvents used in connection with or in any way relating to the OSA-II in compliance with all applicable laws, rules and regulations including those relating to the environment;


                  (g) To maintain a safe site for the OSA-II including keeping all flammable gases, petrochemical fluids, solvents and other substances outside the proximity (generally not within 25 feet) of the OSA-II except to the absolute minimum extent then being used in the operation thereof;

                  (h) If OSA-IIs are leased by CTC in the future, to assume all risk of loss resulting from theft, damage or destruction to the OSA-II from any cause whatsoever and to insure each OSA-II at its sole cost against same in an amount not less than $69,900 with a carrier reasonably approved by TSI and name TSI as loss payee and additional named insured on the applicable policies (and furnish TSI with a copy thereof). In the event of any such occurrence, CTC shall promptly notify TSI and shall at its expense cause the OSA-II to be placed in good repair, condition and working order or, if this is not economically feasible in the sole discretion of TSI (a "Total Loss"), shall pay the liquidated sum of $69,900 to TSI. In the event of a Total Loss, all right, title and interest in the subject OSA-II shall remain vested in TSI;

                  (i) To obtain and maintain liability insurance for such coverage's as TSI shall reasonably require (in an amount not less than $1,000,000 per single occurrence) and with such carriers as TSI shall reasonably approve, and name TSI as loss payee and additional named insured on the applicable policies;

                  (j) If CTC leases any OSA-IIs in the future or prior to payment by CTC, to keep the OSA-II free and clear of all levies, liens and encumbrances of any kind whatsoever and execute any documents reasonably required by TSI to evidence its ownership of such leased OSA-II units; and

                  (k) CTC may use the service marks appearing on the OSA-II and the reports solely for the purpose of delivering oil analysis using the OSA-II. CTC agrees to protect and not to infringe on all the
         trademarks,   service  marks  and  copyrights  owned  by  TSI  and  its
         affiliates.

         19. Indemnity. CTC agrees to indemnify, defend and hold TSI (and its officers, agents, representatives and employees) harmless from and against any and all liabilities, losses, damages, lawsuits and expenses (including attorneys' fees, disbursements and court costs) of any nature whatsoever including any taxes on any amounts received pursuant to this Section 198 (each a "Claim") suffered or incurred by TSI (or its officers, agents, representatives or employees) by reason of any breach or any claim of breach of any of CTC's representations or obligations hereunder, or by reason of or arising out of the lease, license, delivery, installation or use of the OSA-II by CTC hereunder or by reason of the negligence or willful misconduct of CTC or TSI or by reason of any violation or alleged violation by TSI or CTC of any federal or state franchise or business opportunity law. Subject to and without limiting the generality of the foregoing, CTC's indemnity in this Section 19 shall extend to any Claim by CTC or any third party (including any customer of CTC) arising out of or relating to (i) inaccurate or faulty testing or analysis of lubrication and petrochemical fluids by the OSA-II, (ii) spark ignition of gases, petrochemical fluids, solvents or other substances in the proximity of the OSA-II, or (iii) product liability with respect to the OSA-II or any testing, analysis or function performed thereby.

         20. Representations and Warranties of TSI. TSI represents and warrants to CTC that:

                  (a) It is the assignee or licensee of the United States and foreign patents concerning the OSA-IIs as reflected on Schedule 20(a).

                  (b) Its board of directors has authorized it to enter into this Agreement.

                  (c) CTC shall have the exclusive right to market and sell OSA-IIs within the Industrial Market and to Schedule 3 Customers subject to the provisions and limitations of this agreement.

         21. Representations and Warranties of CTC. CTC represents and warrants that its board of directors has authorized it to enter into this Agreement.

         22. Not a Joint Venture. CTC is an independent contractor. Neither CTC nor TSI are agents, legal representatives, subsidiaries, joint venturers, partners, employees or servants of the other for any purpose. Neither CTC nor TSI will be obligated by, or have any liability under, any agreements or representations made by the other, nor will TSI be obligated for any damages to any person or property directly or indirectly arising out of the operation of CTC's business, whether or not caused by CTC's negligence or willful action or failure to act. TSI also has no liability for any sales, use, exercise, gross receipts, property, income, or other taxes, that CTC incur in connection with the operation of CTC's business or otherwise.

         23. Acknowledgements. To induce TSI to enter into this Agreement, CTC represents and warrants to TSI the following:

     (a) CTC acknowledges that it has reviewed this Agreement, in its entirety; has independently assessed the market and/or risks associated with OSA-II operations and is not relying on any representations or warranties from TSI; including representations concerning profits, income, or success; sales revenue from OSA-II, if any, shall produce no more than 20% of CTC's total sales revenue for related business services, and CTC and/or its management has more than two years experience in the [*] and in performing testing, diagnostic or other services to fully assess OSA-II capabilities.


[ * ] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     (b) CTC has conducted an independent investigation of CTC's proposed business and have determined that its success involves business risks that are dependent entirely on CTC's own business abilities. CTC has had the opportunity to consult with CTC's own legal and other advisors in connection with starting CTC's business under this Agreement. CTC acknowledges that determining the application of, and complying with, federal, state and local laws, rules and regulations to the sale of the system and the operation of CTC's business is solely CTC's responsibility. TSI is not responsible for rendering any legal advice regarding the sale of the OSA-II or the operation of CTC's business.
     (c) CTC acknowledge that TSI has not made and CTC has not received or relied upon any guarantee, express or implied, as to the revenues, profits or success of CTC's business as a result of entering into this Agreement.

     (d) CTC is not relying upon TSI to furnish any advice, guidance or assistance with respect to the established or continuing operation of CTC's business in the form of marketing assistance or advice or any other business assistance, although TSI may give CTC assistance from time to time.

     (e) CTC is not relying on, nor has CTC received, any representations or warranties from TSI as to whether:

                           (i)      CTC's business will earn, can earn, or is
likely to earn any profits or income;

                           (ii) there is a market for services CTC plan to offer; or

                           (iii) TSI will provide, or assist CTC in finding, any
                  locations (or locator companies) for CTC to operate CTC's business.

                  (f) CTC understand and acknowledge that TSI will not be exercising any control over CTC's method of operations or give CTC any significant assistance. Specifically, TSI has no control over and has no obligation to provide any assistance with respect to, any of the following activities:

                           (i) site approval or selection, and site design or appearance;

                           (ii)     specific hours of operations;

                           (iii)    production techniques;

                           (iv) accounting practices or establishing accounting systems;

                           (v)      personnel, policies or practices; and

                           (vi)     promotional campaigns.

                  (g) CTC understands that TSI has not furnished CTC with any directives or required TSI's approval with respect to selecting the location of CTC's business, its appearance, the fixtures and equipment utilized (other than the OSA), the format and design of CTC's business location, uniforms of employees, hours of operation, housekeeping and similar items.

                  (h) TSI has not placed any restrictions on the geographic area or territory in which CTC may advertise to promote the OSA-II, or solicit customers, except that CTC is restricted to operating from one fixed location (the "Site").

                  (i)  CTC  is  solely   responsible  for  the  development  and
         implementation of CTC's own training, marketing and sales programs.

                  (j) CTC understands that it is not required to repurchase any products or services from TSI if CTC is either unsatisfied with their nature and quality or CTC is dissatisfied with the business or financial results of TSI's business. However, if this Agreement terminates, TSI has the right to repurchase the OSA-II at the same price paid by CTC.

         24.      Termination of Agreement.

                  (a) Either party may terminate this Agreement upon occurrence of the following circumstances:

                           (1) if the other party is  adjudicated  a bankrupt or
                  if a receiver, trustee or custodian is appointed for the property of the other party and such order or judgment is not vacated within 30 days;

                           (2) if the other party makes an assignment for the benefit of its creditors; or

                           (3) if the other  party's  chief  executive  officer,
                  chief operating officer, executive or senior vice president or chief financial officer has been convicted of a felony arising out of or relating to the operation of OSA-IIs or any oil analysis laboratory

                  (b) Upon 30 days notice to the other party, this Agreement may be terminated by one party when the other party has committed a material breach of its obligations under this Agreement and during such 30-day period the other party has failed to cure such material breach.

         25. Effect of Termination. Upon the date of termination of this Agreement, the parties shall attempt to wind up their business relationship.
Provided, however, if CTC is entitled to receive      [ * ]   from the
operation of OSA-IIs from its  [  * ]

CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.



         26. Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

         27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         28. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

         29. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees by Federal Express or similar receipted overnight delivery or by facsimile delivery, as follows:

TSI:                                     Top Source Instruments, Inc.
                                         7108 Fairway Drive, Suite 200
                                         Palm Beach Gardens, FL 33418
                                         Facsimile:  (561) 691-5220
                                         Attn: Mr. William C. Willis., Jr.
                                               President

with a copy to:                          Michael D. Harris, Esq.
                                         Michael Harris, P.A.
                                         1645 Palm Beach Lakes Blvd.
                                         Suite 550
                                         West Palm Beach, FL  33401
                                         Facsimile (561) 478-1817

CTC:                                     CTC Analytical Services, Inc.
                                         c/o Staveley Services, North America
                                         18419 Euclid Avenue
                                         Cleveland, OH  44112-1016
                                         Facsimile:  (216) 383-3883
                                         Attn:  Mr. James K. O'Rourke
                                                Executive Vice President

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the receipt of notice.

         30. Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fees, including the fees on appeal, costs and expenses.

         31. Oral Evidence. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

         32. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

         33. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

         34. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Palm Beach County, Florida (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

         35. Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

         IN WITNESS WHEREOF the parties hereto have set their hand and seals as of the date first above written.

WITNESSES:                      TOP SOURCE INSTRUMENTS, INC.

-----------------
                                By:---------------------------------
                                    William C. Willis, Jr., President



                                 STAVELEY SERVICESNORTH AMERICA, Inc.

-----------------
                                 By: ------------------------------
                                     Michael B. Creech, President



                                  CTC ANALYTICAL SERVICES, INC.
------------------

                                 By: -------------------------------
                                    Jack Poley, Vice President of Oil
                                      Business Unit


                                 STAVELEY SERVICES NORTH AMERICA, INC.
------------------

                                 By: -------------------------------
                                   James K. O'Rourke, Executive Vice President

Confidential